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                                                                    Exhibit 10.6
                              EMPLOYMENT AGREEMENT

AGREEMENT dated June 1, 1998 by and between Level 8 Technologies, Inc., a New York corporation ("Level 8") and Joseph Schwartz ("Executive").

BACKGROUND

Level 8 desires to employ Executive as a Vice President, Group Product Manager of Level 8, and Executive desires to be employed by Level 8 as the Vice President, Group Product Manager upon the terms and conditions herein stated.

NOW THEREFORE, INTENDING TO BE LEGALLY BOUND, and in consideration of the mutual covenants and agreements stated below, Executive and Level 8 agree as follows:

1. Employment and Term. Level 8 hereby employs Executive and Executive accepts such employment, subject to all the terms and conditions of this Agreement, for a term of three (3) years beginning with the date of this agreement (the "Commencement Date"), unless sooner terminated in accordance with other provisions hereof.

2.    Duties.

      2.1 Executive shall be employed as the Vice President, Group Product Manager of Level 8 and shall perform such duties and functions and hold such positions as the Board of Directors of Level 8 shall from time to time determine and in the performance of his duties, comply with the policies of and be subject to the reasonable direction of the Board of Directors of Level 8 and the Chief Operating Officer.

      2.2 Executive agrees to devote his entire working time, attention and energies to the performance of the business of Level 8; and Executive shall not, directly or indirectly, alone or as a member of any partnership, or as an officer, director or employee of any other corporation, partnership or other organization, be actively engaged in or concerned with any other duties or pursuits which interfere with the performance of his duties hereunder, or which, even if not interfering, may be inimical to or contrary to the best interest of Level 8.

3.    Compensation, Benefits and Exl2enses.

      3.1 Salary. Level 8 shall pay Executive as his base compensation for all services rendered hereunder an annual gross salary of one hundred and sixty thousand dollars ($160,000), payable no less frequently than in monthly installments. Level 8 shall also pay to Executive a non-recoverable draw of seven thousand five hundred dollars ($7,500) per month. Level 8 shall deduct or cause to be deducted from such salary all taxes and amounts required by law to be withheld.

      3.2 Performance Bonus. `Me Board of Directors and Chief Executive Officer of Level 8 shall establish a performance bonus for the Executive at the beginning of each subsequent fiscal year based on the then current responsibilities of the Executive provided that total compensation shall be no less favorable to Executive than the one in effect in the previous year, The performance bonus for 1998 shall be based on all gross sales of both products and services within the group of products and services Executive has under his control. Executive shall receive a bonus of one percent (1%) on all gross sales up to a level of $50k per month, two percent (2%) on all gross sales between $51k and $150k, three percent (3%) on all gross sales between $15 Ik and $250k and five percent (5%) on all gross sales over $25 1 k per month. This performance bonus shall be applied towards Executive's draw and Executive shall receive on a monthly basis all bonuses over and above this monthly draw once this monthly draw has been satisfied.

      3.3 Benefits. Executive shall be entitled to participate and shall be included in any vacation, savings, pension, profit sharing, group insurance, disability or similar plan or program of Level 8 that is


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      established for the Company executive level employees, to the extent he is eligible under the general provisions thereof Executive shall receive three (3) weeks vacation per year as part of this agreement.

      3.4 Business Expenses. Executive shall be reimbursed by Level 8 for all actual, ordinary, necessary and reasonable expenses incurred by Executive in the course of his performance of services hereunder. Executive shall keep an itemized account of such expenses to be rendered to Level 8 monthly in accordance with the Company's travel and living policy.

      3.5 Stock Options. As an inducement to Executive to accept employment and as an incentive for Executive to enhance the value of Level 8 stock, Level 8 agrees to provide the Executive with seventy five thousand (75,000) stock options. These seventy five thousand (75,000) stock options will vest 25% immediately and 25% each year over the next three years. The stock options will be granted at fair value in accordance with Level 8's stock option program at the next board meeting or meeting of the stock option committee of the board of directors whichever comes first and in no case shall the date of this grant be more than thirty (30) days from the date of this signed agreement.

      3.6 Sale of Framework Intellectual Property. Level 8 and Executive desire to use the Framework intellectual property, as described in Exhibit A hereto, as the basis for future product development for Level 8. At such time as Executive becomes vested in one hundred thousand (100,000) options of Level 8 stock, Executive shall be prohibited from selling the Framework intellectual property other than in the normal course of selling product to Level 8 customers.

      3.7 Incentive Stock Options. Executive shall receive a total of seventy five thousand (75,000) stock options. Such stock options shall vest upon Level 8 achieving cumulative gross product sales targets; twenty-five thousand (25,000) options upon Level 8 achieving cumulative gross product sales of five million dollars ($5,000,000) in Framework product or in any product where the Framework has been embedded; an additional twenty five thousand (25,000) stock options upon Level 8 achieving cumulative gross product sales of ten million dollars ($ 1 0,000,000) in Framework product on in any product where the Framework has been embedded; an additional twenty five thousand (25,000) stock options upon Level 8 achieving cumulative gross product sales of fifteen million dollars ($15,000,000) in Framework product on in any product where the Framework has been embedded. These seventy five thousand (75,000) options shall be granted to Executive at the fair value in accordance with Level 8's stock option program at the next board meeting or meeting of the stock option committee of the board of directors whichever comes first and in no case shall the date of this grant be more than thirty (30) days from the date of this signed agreement. This incentive shall remain in effect until the end of the term of this agreement.

4.    Termination.

      4.1 Termination by Death. If Executive dies, Executive's employment and his rights to salary and benefits in accordance with Section 3 hereunder shall terminate as of the date of death.

      4.2 Termination by Disability. If Executive becomes disabled, Executive shall continue to receive all of his compensation and benefits in accordance with Section 3 for a period of three (3) months following the Onset of Disability (as defined in this section). Any amounts due to Executive under this section shall be reduced, dollar-for-dollar, by any amounts received by Executive under any disability insurance policy or plan provided to Executive by Level 8. "Onset of Disability" means the first day on which Executive shall be unable to attend to the regular affairs of Level 8 on a full time basis by reason of physical or mental incapacity, sickness or infirmity. If Executive remains disabled for three
      (3) months following the Onset of Disability, Level 8 may terminate the Executive's employment and his right to further compensation and benefits under Section 3.

      4.3 Termination for Cause. Level 8 may terminate Executive's employment and his rights to compensation and benefits in accordance with Section 3 hereunder for Cause (as defined in this Section),


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      except that Executive shall be entitled to any unpaid portion of his salary and accrued benefits under Section 3 hereof up to the date of termination. For the purpose of this Agreement, "Cause" shall mean, (a) willful misconduct in connection with the Executive's employment (b) willful failure to perform his employment responsibilities in the best interest of Level 8 (including, without limitation, breach by the Executive of any provision of any employment, nondisclosure, non-competition or other similar agreement between the Executive and Level
      8), (c) an act or omission by Executive constituting a felony or resulting or intended to result directly or indirectly in material gain to or material personal enrichment of Executive at Level 8's expense or (d) Executive's habitual drunkenness or misuse of drugs. Level 8 shall provide written notice to Executive specifying conduct giving rise to such cause.

      4.4 Termination By Company other than for Cause. At no time earlier than the end of the fourth (4) full month from the date of the signing of this agreement, Level 8 may upon prior two (2) months written notice to Executive terminate Executive's employment hereunder without Cause. Executive shall be entitled to two months severance and any accrued benefits under Section 3 hereof up to the date of termination. Upon such written notice, Executive may, at his option, elect to terminate employment at an earlier date and receive pay and benefits for the duration of the notice period. In the event that Level 8 terminates Executive for other than cause, the provisions in sections 5 & 6 shall be nullified, except that executive may not solicit customers of Level 8 insofar as such solicitation would interfere with an active engagement by Level 8 with a customer.

      4.5 Termination by Executive. Executive may upon prior two (2) months written notice to Level 8 terminate Executive's employment hereunder. Upon such written notice, Level 8 may, at its option, elect to terminate at an earlier date Executive's employment and his right to compensation and benefits in accordance with Section 3 hereunder.

      4.6 Procedure upon Termination. Upon termination of his employment, Executive shall promptly return to Level 8 all materials and property of Level 8.

5. Non-Competition; Confidentiality. During the term of this Agreement and for a period of one year thereafter, Executive agrees not to engage in any business activity which is in competition with business conducted by Level 8 and/or its affiliates. Executive shall keep in confidence, and shall not divulge or use any information of Level 8 and or its Affiliates which is confidential by its nature except for purposes of performing his obligation hereunder.

6. Non-Solicitation. Executive agrees that he will not, during the term of his employment with Level 8 and for a period of one year thereafter directly or indirectly, individually or on behalf of other persons, aid or endeavor to solicit or induce: (a) any employees or consultants of Level 8 or its Affiliates to leave their positions with Level 8 and or its Affiliates in order to accept a position with another person or entity; or
      (b) any clients of Level 8 or its Affiliates to purchase products or services sold or provided by Level 8 or its Affiliates from another person or entity. Executive will not otherwise in any manner interfere with the business of Level 8 or any other clients or customers of Level 8, or its business or business relationships with any of its clients or customers or any other person.

7. Applicable Law. This Agreement shall be governed by and construed in accordance with the Laws of, and litigated in the State of New York without regard to the conflict of laws rules thereof.

8. Notices. All notices, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) five business days after being mailed by first class certified mail, return receipt requested, or (c) two business days after being sent by a nationally recognized express courier service, to the parties at their respective addresses as follows: if to Level 8, at Arik Kilman, Chief Executive Officer, I Penn Plaza, Suite 340 1, New York, NY 10 1 19, and if to Executive, Joseph Schwartz at, 7 Leafwood Terrace, Irvington, NY 10533 In the event of a change in address each party shall notify the other in writing of the change.


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9.    Other Provisions. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous, oral or written, expressed or implied, agreements and understandings. This Agreement shall not be modified or terminated except in writing. No action taken by Level 8 hereunder, including without mutation any waiver, consent or approval, shall be effective unless approved by the Chief Operating Officer or the President and Chief Technology Officer of Level 8. Neither the failure nor the delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver. Any headings preceding the text of any of the Sections or Subsections of this Agreement are inserted for the convenience of reference only, and shall neither constitute a part of this Agreement nor affect its construction, meaning or effect.

WITNESS THE DUE EXECUTION AND DELIVERY HEREOF on the date first above written.

Level 8 Technologies, Inc.

BY:


/s/ Arik Kilman
-------------------------------
Arik Kilman, CEO

EXECUTIVE:


/s/ Joseph Schwartz
-------------------------------
Joseph Schwartz


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                  Level 8 Technologies, Inc. - Joseph Schwartz

                    Addendum to Termsheet dated April 1, 1997

      Level 8 Technologies, Inc. ("Level 8") and Hanover Square Systems, Inc. (the "Contractor"), a company wholly-owned by Joseph Schwartz ("Joe") hereby agree to amend paragraph 3 (f) of the Termsheet dated April 1, 1997 as follows:

      Options issued pursuant to the terms of the employee stock option plan of Level 8 Systems, Inc. (the "Parent"), to acquire shares of the Parent, which options would be granted, and when granted would be immediately vested, with respect to 1 0,000 shares on the date hereof. The exercise price of such options shall not exceed the market price of the Parent's common stock on the date of grant. The number of shares covered by the options shall be adjusted to reflect any stock splits, dividends, etc.

      Any additional options referred to in the Termsheet dated April 1, 1997 are considered terminated as of January 1, 1998 as a result of this Addendum.

      Level 8 Technologies, Inc. Hanover Square Systems, Inc.

                                                   /s/ Joseph Schwartz
                                          --------------------------------------

By: /s/ Arik Kilman            By: /s/ Joseph Schwartz           Joseph Schwartz
   -------------------------      --------------------------     Date: 2/15/98
    Arik Kilman                    Joseph Schwartz
    CEO                            President
    Date: Feb. 15, 1998            Date: 2/15/98